Exhibit 99.1

American Oriental Bioengineering Reports Third Quarter 2007

Financial Results

— Revenue Increased 61% Compared to 3Q06 to $43.5 Million in 3Q07 —

— 3Q07 Net Income Increased 58% Compared to 3Q06 to $11.9 Million, or $0.16 per Diluted Share —

— Company Provides Financial Outlook for 2007 and 2008 —

New York, November 5, 2007 — American Oriental Bioengineering, Inc. (NYSE: AOB), a leading manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced financial results for the third quarter of 2007.

Revenue for the third quarter of 2007 increased 60.7% to $43.5 million from $27.1 million in the third quarter of 2006. Revenue from PBP products increased 78.4% to $35.5 million from $19.9 million in the prior year’s third quarter, driven primarily by the Jinji products series, including the Company’s Yi Mu Cao product, and by strong revenue growth from prescription products, including Shuanghuanlian and the Cease Enuresis Gel. Within the PBP product category, prescription product revenue increased 43.7% to $15.6 million compared to $10.9 million in the prior year period. OTC product revenue increased 120.4% to $19.8 million from $9.0 million in the prior year period. Revenue from PBN products increased 11.7% to $8.0 million from $7.2 million in the third quarter of 2006, due to increased demand for the Company’s soy peptide series of products.

Gross profit in the third quarter of 2007 increased 73.3% to $30.7 million from $17.7 million in the third quarter of 2006. Gross profit margin increased 510 basis points to 70.5% from 65.4% in the prior year’s period. The increase in gross profit was a result of increased sales of OTC products, which carry higher margins, and improved operating efficiencies across all business segments.

Operating expenses in the third quarter increased 100% to $16.7 million compared to $8.3 million in the prior year period. This increase was a result of additional investment related to the Jinji product promotional efforts, as well as increased marketing and advertising expenses related to the Company’s efforts to increase market awareness of its brands and products and higher selling expenses to support the Company’s growth. Operating income for the third quarter increased 49.5% to $14.0 million from $9.4 million in the third quarter of 2006. Operating margin was down slightly to 32.1%, from 34.5% in the prior year’s third quarter, due to additional investment in the business, including a larger salesforce and higher advertising budget.

Net Income for the third quarter of 2007 increased 58.2% to $11.9 million, or $0.16 per diluted share, compared to $7.6 million, or $0.12 per diluted share, in the prior year period.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering commented, “Our overall results for the third quarter demonstrate the achievement made through the execution of our two pronged strategy, which is to expand our business performance through organic growth and acquisitions. We expect this strategy will continue to bring us further opportunities down the road. We have completed two acquisitions recently that have improved our product line and broadened our distribution reach. During the third quarter, we closed on the Changchun Xinan Pharmaceutical Group (CCXA) acquisition, and after the close of the third quarter we completed the acquisition of Guangxi Boke Pharmaceutical Company (Boke). Similar to our other acquisitions, we see the potential to expand CCXA’s and Boke’s sales, improve margins and enhance the operating infrastructure of each company.”

Financial Expectations

For the full year 2007, the Company anticipates revenue of approximately $160.0 million, a 45.2% increase compared to prior year revenue of $110.2 million. This guidance includes approximately $8.0 million in revenue from CCXA and Boke. For the full year, the Company anticipates diluted earnings per share of approximately $0.60, based on an estimated weighted average diluted share count of 72.0 million for the full year. This guidance does not account for any other potential acquisitions for the remainder of 2007.

For the full year 2008, the Company expects continued seasonal quarter-to-quarter fluctuations, as well as short-term integration costs. Nonetheless, the Company anticipates a sustainable organic revenue growth rate of at least 30%, which includes all product lines managed by AOB for at least four quarters.

“We have laid the foundation for future growth and we are pleased with the traction we are seeing with our latest acquisitions as well as in the organic growth driven by our existing products. Our growing and diversified product portfolio, far reaching distribution network and extensive, highly skilled marketing team serves as a competitive advantage for our business that will continue to establish AOBO as a leading cultivator and consolidator of plant-based medicine products well into the future,” concluded Liu.

The Company will conduct a conference call to discuss the third quarter 2007 results today, Monday, November 5, 2007 after the market close at 4:30 pm ET. Listeners may access the call by dialing 1-913-312-0857. A webcast will also be available on Company’s website at www.bioaobo.com. A replay of the call will be available through November 12, 2007. Listeners may access the replay by dialing 1-719-457-0820, password 4449446.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a leading, fully integrated, plant based pharmaceutical and plant based nutraceutical company dedicated to improving health through the development, manufacture and commercialization of modernized plant based products in China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Information:

Wilfred Chow

SVP Finance

212-786-7568

Bill Zima & Ashley Ammon MacFarlane

Integrated Corporate Relations, Inc.

203-682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	SEPTEMBER 30, 2007	DECEMBER 31, 2006
	UNAUDITED
CURRENT ASSETS
Cash and cash equivalents	$170,624,005	$87,784,419
Accounts receivable, net of reserve of $285,007 and $39,776 at September 30, 2007 and December 31, 2006, respectively	15,333,892	11,141,057
Inventories, net of $615,050 and $615,552 provision for slow moving inventories at September 30, 2007 and December 31, 2006, respectively	15,349,597	10,684,316
Advances to suppliers	2,580,911	1,950,101
Notes receivable	2,223,683	3,238,161
Other receivables	89,630	37,545
Due from employees	190,849	585,050
Deposit for acquisition	4,420,770	—
Deferred consulting expenses	97,500	166,600

Total Current Assets	210,910,837	115,587,249

LONG-TERM ASSETS
Plant and equipment, net	42,596,023	32,194,957
Land use rights, net	40,539,275	32,937,743
Construction in progress	173,073	326,121
Deferred tax assets	1,600,940	1,797,153
Other intangible assets, net	9,976,982	383,755
Goodwill	11,467,270	1,933,100
Long-term investment and advance	190,882	113,868

Total Long-Term Assets	106,544,445	69,686,697

TOTAL ASSETS	$317,455,282	$185,273,946

See accompanying notes to the condensed consolidated financial statements

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	SEPTEMBER 30, 2007	DECEMBER 31, 2006
	UNAUDITED
CURRENT LIABILITIES
Accounts payable	$4,781,481	$2,871,981
Other payables and accrued expenses	7,443,882	4,549,867
Taxes payable	2,243,868	2,211,542
Short-term bank loans	6,119,007	8,314,679
Current portion of long-term bank loans	977,739	1,450,905
Customer deposits	1,393,819	2,263,654
Notes payable	69,125	66,216
Payable for acquisition	11,681,890	—
Other liabilities	769,721	1,606,334

Total Current Liabilities	35,480,532	23,335,178

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	2,601,679	915,909
Long-term notes payable	274,424	255,836
Deferred tax liabilities	8,882,761	4,580,698
Other liabilities	1,597	9,083

Total Long-Term Liabilities	11,760,461	5,761,526

TOTAL LIABILITIES	47,240,993	29,096,704

COMMITMENTS

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 74,909,301 and 64,230,369 shares issued and outstanding, respectively	74,909	64,230
Stock to be issued	197,083	599,069
Additional paid-in capital	172,963,877	92,307,960
Retained earnings (the restricted portion of retained earnings is $8,498,766 at September 30, 2007 and December 31, 2006, respectively)	86,853,096	58,826,911
Accumulated other comprehensive income	10,124,324	4,378,072

Total Shareholders’ Equity	270,214,289	156,177,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$317,455,282	$185,273,946

See accompanying notes to the condensed consolidated financial statements

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
REVENUES	$43,514,049	$27,075,059	$103,062,573	$69,238,089
COST OF GOODS SOLD	12,833,252	9,373,245	31,048,916	24,292,034

GROSS PROFIT	30,680,797	17,701,814	72,013,657	44,946,055

Selling and marketing	5,644,776	2,230,490	12,210,509	5,896,617
Advertising	6,934,160	3,607,212	16,150,754	8,844,564
General and administrative	3,742,364	2,223,335	9,234,426	6,781,231
Depreciation and amortization	377,856	288,070	1,054,128	654,890

Total operating expenses	16,699,156	8,349,107	38,649,817	22,177,302

INCOME FROM OPERATIONS	13,981,641	9,352,707	33,363,840	22,768,753

INTEREST INCOME, NET	360,365	106,804	375,604	550,057
OTHER INCOME (EXPENSE), NET	(12,191)	6,379	133,284	15,540

INCOME BEFORE INCOME TAXES	14,329,815	9,465,890	33,872,728	23,334,350

INCOME TAXES	2,386,189	1,915,266	5,846,543	4,922,419

NET INCOME	11,943,626	7,550,624	28,026,185	18,411,931

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,344,696	949,154	5,746,252	1,587,449
Income tax expense related to other comprehensive income	(351,704)	(142,373)	(861,938)	(238,117)

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	1,992,992	806,781	4,884,314	1,349,332

COMPREHENSIVE INCOME	$13,936,618	$8,357,405	$32,910,499	$19,761,263

NET INCOME PER SHARE
BASIC	$0.16	$0.12	$0.41	$0.30

DILUTED	$0.16	$0.12	$0.40	$0.30

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	74,379,650	62,704,918	68,012,018	62,200,836
DILUTED	75,331,015	62,849,767	69,234,193	62,328,290

See accompanying notes to the condensed consolidated financial statements